EX-99.77I NEW SECUR 5 q77i_neworamendedsecurities.htm NEW OR AMENDED SECURITIES

Pursuant to a Board approved vote on March 15, 2007, Fidelity California Municipal Trust II commenced new classes of shares, Advisor California AMT Tax-Free Money Market Fund (Institutional Class and Service Class) on April 18, 2007.